Exhibit J

PRIVATE & CONFIDENTIAL

To: Global Blue Group Holding AG (the Company or you)

Attention: Loic Jenouvrier (CFO) / Jeremy Henderson-Ross (GC)

13 July 2020

Dear Sirs

Project Globetrotter – Commitment Letter

1	Introduction

1.1

SL Globetrotter, L.P. (Globetrotter) and Global Blue Holding L.P. (GBHLP) (each a Commitment Party and together the Commitment Parties) are pleased to set out in this letter and in the Agreed Form Loan Agreement (as defined in paragraph 1.3(b) below) the terms and conditions on which the Commitment Parties are willing to provide 100% of a $75,000,000 term loan facility to be made available to the Company, or with the prior written consent of the Commitment Parties, a Subsidiary of the Company (the Loan), in the proportions specified next to each Commitment Party’s name in the table below.

Commitment Party	Proportion of Loan
Globetrotter	$53,093,227
GBHLP	$21,906,773
Total	$75,000,000

1.2	The Loan is to be provided in connection with, inter alia, the on-going liquidity requirements of the Company and its Subsidiaries following the Closing Date.

1.3	Our commitments are provided on the basis of, and are subject to, the terms and conditions set out in:

(a)	this letter; and

(b)	the agreed form loan agreement attached to this letter as Appendix A (Agreed Form Loan Agreement) (the Agreed Form Loan Agreement),

the documents described in this paragraph 1.3, as such documents may be amended, amended and restated, supplemented, modified, varied or replaced from time to time in accordance with the amendment provisions contained within the relevant document, being the Commitment Documents.

1.4	The obligations of the Commitment Parties are several. No Commitment Party is responsible for the obligations of any other Commitment Party.

1.5	In the Commitment Documents, references to:

Business Day means a day (other than a Saturday or Sunday) on which banks are open for general business in London and Geneva, Switzerland.

Closing has the meaning given to that term in the Merger Agreement.

Closing Date has the meaning given to that term in the Merger Agreement.

Facilities Agreement means the IPO facilities agreement dated 25 October 2019 (as amended and restated by an amendment letter dated 14 January 2020) between, among others, Global Blue Group AG as the Original Company and RBC Europe Limited as Agent.

Forward Purchase Agreement has the meaning given to that term in the Merger Agreement.

Merger Agreement means the agreement and plan of merger dated 16 January 2020 between, among others, Far Point Acquisition Corporation, Globetrotter and the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

Subsidiary means an entity of which a person has direct or indirect control or owns directly or indirectly more than 50% of the share capital or similar right of ownership, provided that control for this purpose means the power to direct the management and policies of the entity whether through the ownership of share capital, contract or otherwise.

Third Point Commitment Agreement has the meaning given to that term in the Merger Agreement.

1.6	Words and expressions defined in a Commitment Document have the same meaning in this letter and each other Commitment Document unless otherwise provided or the context otherwise requires.

1.7

In addition, in this letter and the other Commitment Documents, unless otherwise provided or if the context requires, a reference to we, us, our or the like shall be construed as a reference to the Commitment Parties each acting individually or together as the context requires.

2	Financing and Commitment

2.1	We are also pleased to confirm, subject only to:

(a)

the completion of the Forward Closing (as defined in the Forward Purchase Agreement) in accordance with the Forward Purchase Agreement and, unless the Purchase Price (as defined in the Third Point Commitment Agreement) shall have been reduced to $0, the completion of the Closing (as defined in the Third Point Commitment Agreement) in accordance with the Third Point Commitment Agreement;

(b)	the completion of the Closing in accordance with the Merger Agreement; and

(c)	the prior written acceptance by the Company of this letter,

our unconditional and irrevocable undertaking at any time on or after the Closing Date, upon written request from the Company on at least three (3) Business Days’ notice (with such notice to be provided no later than 11:00 a.m. (in London)) (or such shorter time as we agree to) to enter into and execute a loan agreement (the Loan Agreement) in respect of the Loan in substantially the form of the Agreed Form Loan Agreement.

2.2

Each Commitment Party shall retain proceeds received by it under or in connection with the Merger Agreement on the Closing Date at least in an amount equal to their respective unfunded commitments set forth in paragraph 1.1 until the earlier of:

(a)	the date of which their respective commitments set out in this letter expire pursuant to paragraph 4 below; and

(b)	the last day of the Availability Period (as defined in the Loan Agreement).

3	Conditions

3.1	Our commitment to provide the Loan on the terms and subject to the conditions set out in the Commitment Documents is subject only to satisfaction of the following conditions:

(a)

the completion of the Forward Closing (as defined in the Forward Purchase Agreement) in accordance with the Forward Purchase Agreement and, unless the Purchase Price (as defined in the Third Point Commitment Agreement) shall have been reduced to $0, the completion of the Closing (as defined in the Third Point Commitment Agreement) in accordance with the Third Point Commitment Agreement;

(b)	the completion of the Closing in accordance with the Merger Agreement;

(c)	the execution of the Loan Agreement in accordance with paragraph 2 above; and

(d)

there being no event or circumstance in relation to the provision of the Loan which would result in the Commitment Parties acting contrary to any applicable law, regulation, treaty or official directive applicable to the Commitment Parties, and there are no other conditions, express or implied, to such commitment.

4	Termination

4.1	Our commitments and other obligations set out in this letter are irrevocable and such commitment and obligations shall expire and terminate at the earliest to occur of:
(a)

11.59 p.m. (in London) on the date falling forty five (45) days after the Closing Date if the Company does not accept the offer made by the Commitment Parties in this letter by signing and scanning counter-signed copies of this letter to the contacts identified on the signature pages below (or their legal counsel) at or prior to such time;

(b)	the termination of the Merger Agreement in accordance with its terms;

(c)	written notice by FPAC (as defined in the Merger Agreement) to the GB Shareholders’ Representative (as defined in the Merger Agreement) purporting to terminate the Merger Agreement;

(d)	the date on which the Loan Agreement is signed by all the relevant parties thereto and becomes effective; and

(e)	the date on which a Change of Control or a Sale (each term as defined in the Facilities Agreement) has occurred,

or, in each case, such later date as agreed by the Commitment Parties in their sole discretion.

5	Miscellaneous

5.1	The Company may not assign any of its rights or transfer any of its rights or obligations under the Commitment Documents without the prior written consent of each of the Commitment Parties.

5.2

Reasonable and properly incurred legal costs, expenses and disbursements in connection with the drafting and the negotiating of the Commitment Documents and/or the Loan Agreement and any other pre-agreed costs or expenses will be payable by the Company (or on its behalf) even if the Closing Date does not occur.

5.3

Except as otherwise expressly provided in the Commitment Documents, the terms of the Commitment Documents may be enforced only by a party to such Commitment Documents and the operation of the Contracts (Rights of Third Parties) Act 1999 is excluded.

5.4	Notwithstanding any term of the Commitment Documents, no consent of a third party is required for any termination or amendment of the relevant Commitment Documents.

6	Service of Process

6.1	Without prejudice to any other mode of service allowed under any relevant law, the Company:

(a)

irrevocably appoints Global Blue Service Company UK Limited of 7th Floor, 52 Grosvenor Gardens, London, England, SW1W 0AU (Attention: Jeremy Henderson-Ross / Derrick Hardman) as its agent for service of process in relation to any proceedings before the English courts in connection with the Commitment Documents; and

(b)	agrees that failure by an agent for service of process to notify the Company of the process will not invalidate the proceedings concerned.

6.2

If any person appointed as process agent is unable for any reason to act as an agent for service of process, the Company must promptly (and in any event within ten (10) Business Days of such event taking place) appoint another process agent on terms acceptable to the Commitment Parties (acting reasonably).

7	Remedies and Waivers

7.1

The failure to exercise or delay in exercising a right or remedy under the Commitment Documents will not constitute a waiver of that right or remedy or a waiver of any other right or remedy and no single or partial exercise of any right or remedy will preclude any further exercise of that right or remedy, or the exercise of any other right or remedy.

7.2	Except as expressly provided in the Commitment Documents, the rights and remedies contained in the Commitment Documents are cumulative and not exclusive of any rights or remedies provided by law.

8	Partial Invalidity

If, at any time, any provision of the Commitment Documents is or becomes illegal, invalid or unenforceable in any respect under any law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the law of any other jurisdiction will in any way be affected or impaired.

9	Entire Agreement

9.1

The Commitment Documents set out the entire agreement between the Commitment Parties and the Company with regards to the making available of the Loan and supersede any prior oral and/or written understandings or arrangements relating to the Loan.

9.2

Any provision of the Commitment Documents may only be amended or waived by way of a written amendment or waiver signed by the Commitment Parties and the Company, or otherwise in accordance with the terms of such Commitment Document.

10	Counterparts

The Commitment Documents may be executed in any number of counterparts and all those counterparts taken together shall be deemed to constitute one and the same Commitment Document. Delivery of a counterpart of a Commitment Document by email attachment shall be an effective mode of delivery.

11	Governing Law and Jurisdiction

11.1

Each Commitment Document and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with English law unless otherwise specified in the Commitment Documents.

11.2

For the benefit of the Commitment Parties only, each of the parties to this letter agrees that the courts of England have exclusive jurisdiction to settle any disputes in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it and each of the parties to this letter accordingly submits to the jurisdiction of the English courts.

11.3	Each of the parties to this letter further agrees:

(a)

to waive any objection to the English courts on grounds of inconvenient forum or otherwise as regards proceedings in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with the Commitment Documents;

(b)

that a judgment or order of an English court in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with it is conclusive and binding on it and may be enforced against it in the courts of any other jurisdiction; and

(c)

that nothing in this paragraph limits the Commitment Parties’ right to bring proceedings against the Company in connection with the Commitment Documents and any non-contractual obligation arising out of or in connection with the Commitment Documents:

(i)	in any other court of competent jurisdiction; or

(ii)	concurrently in more than one jurisdiction.

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Yours faithfully

SL GLOBETROTTER, L.P.,
as a Commitment Party

By: SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

Notice Details

Address:	c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104

Email: LegalStaff-UK@silverlake.com

Attention: Legal Depart

GLOBAL BLUE HOLDING L.P.,
as a Commitment Party

By: SL Globetrotter GP, Ltd., its general partner

By:	/s/ Joseph Osnoss
Name: Joseph Osnoss
Title: Director

Notice Details

Address:	c/o Maples Corporate Services Limited
PO Box 309, Ugland House
Grand Cayman, KY1-1104

Email: LegalStaff-UK@silverlake.com

Attention: Legal Depart

We acknowledge and agree to the above.

for and on behalf of
GLOBAL BLUE GROUP HOLDING AG
as the Company

Name:

Title:

Date:

Notice Details

Address:	Route de Crassier 7, 1262 Eysins, Switzerland

Email: ljenouvrier@globalblue.com / jhendersonross@globalblue.com

Attention: Loic Jenouvrier (CFO) / Jeremy Henderson-Ross (GC)

APPENDIX A

Agreed Form Loan Agreement

PRIVATE & CONFIDENTIAL

THIS LOAN AGREEMENT (this Agreement) is made on [●] 2020 between the following Parties:

(1)	THE LENDERS listed in Schedule 1 (The Lenders) as lenders (the Lenders); and

(2)	[●] (the Borrower).[1]

WHEREAS:

The Borrower has requested the Lenders make the Loans and the Lenders have agreed to do so pursuant to the terms set out in this Agreement.

IT IS HEREBY AGREED as follows:

1	DEFINITIONS

1.1	In this Agreement:

Affiliate has the meaning given to it in the Facilities Agreement.

Availability Period means the period from (but excluding) the Closing Date until (and including) the earlier of (i) the date falling eighteen (18) months after the Closing Date and (ii) 28 February 2022.

Board Approval has the meaning given to it Clause 5 (Purpose) of this Agreement.

Business Day has the meaning given to it in the Facilities Agreement.

Company means Global Blue Group Holding AG, a company limited by shares incorporated under the laws of Switzerland having its registered office at Zurichstrasse 38, 8306 Brüttisellen, Switzerland.

Closing has the meaning given to that term in the Merger Agreement.

Closing Date has the meaning given to that term in the Merger Agreement.

Financial Investor means any person principally engaged in the business of acquiring, holding, and selling investments (including controlling interests) or providing or acquiring debt financing, including any private equity fund or other financial sponsor, asset management firm, sovereign wealth fund, hedge fund, mutual fund, business development company, pooled investment vehicle, publicly-listed special purpose acquisition company, bank or financial institution (or any one or more investment vehicles managed or otherwise controlled by any such person, including any affiliated funds or any limited or general partners of any such person), or any other person not principally engaged in carrying on the operation of a non-financial trade or business.

Euro or € means the single currency unit of Participating Member States.

Event of Default means any event or circumstance specified as such in Clause 9.1 (Events of Default) of this Agreement.

[1]	The Borrower shall be the Company or with the prior written consent of the Lenders, a Subsidiary of the Company.

Facilities Agreement means the IPO facilities agreement dated 25 October 2019 (as amended and restated by an amendment letter dated 14 January 2020) between, among others, Global Blue Group AG as the Original Company and RBC Europe Limited as Agent.

Financial Indebtedness has the meaning given to that term in the Facilities Agreement (but shall, in any event, include the obligations of the Borrower under this Agreement).

Forward Purchase Agreement has the meaning given to that term in the Merger Agreement.

Group has the meaning given to that term in the Facilities Agreement.

Interest Period means each interest period set out in Clause 6 (Interest) of this Agreement.

Liquidity means:

(a)	the cash and cash equivalents held by members of the Group; and

(b)	any committed and undrawn facility or credit line available to members of the Group, including for the avoidance of doubt, the New Revolving Facility (as defined in the Facilities Agreement).

Loan means a loan made or to be made by the Lenders pursuant to the terms of this Agreement.

Majority Lenders means a Lender or Lenders whose participations in the Loans and unutilised commitments set out in Schedule 1 (The Lenders) aggregate more than 50 per cent. of the aggregate principal amount of the Loans and total unutilised commitments set out in Schedule 1 (The Lenders) of this Agreement.

Maturity Date means in relation to a Loan, the date falling on the second anniversary of the date of the initial utilisation of that Loan.

Merger Agreement means the agreement and plan of merger dated 16 January 2020 between, among others, Far Point Acquisition Corporation, Globetrotter and the Company, as amended, supplemented or otherwise modified from time to time in accordance with its terms.

Participating Member State means any member state of the European Union that adopts or has adopted the Euro as its lawful currency in accordance with legislation of the European Union relating to Economic and Monetary Union.

Party means a party to this Agreement.

Termination Date means in relation a Loan, the earlier of:

(a)	the Maturity Date of that Loan; and

(b)	the date on which a Change of Control or a Sale (each term as defined in the Facilities Agreement) has occurred.

Third Point Commitment Agreement has the meaning given to that term in the Merger Agreement.

$, USD and US Dollars mean the lawful currency for the time being of the United States of America.

2	RANKING

Each of the Parties agrees that all liabilities and obligations of the Borrower under this Agreement:

(a)	are postponed and subordinated to all liabilities and obligations of the Borrower under the Facilities Agreement and the other Finance Documents (as defined in the Facilities Agreement); and

(b)

save as provided in paragraph (a) above, shall at all times rank at least pari passu with the claims of all of the Borrower’s other present or future unsecured and unsubordinated creditors, except for obligations mandatorily preferred by laws applying to companies generally.

3	THE LOANS

(a)

At any time during the Availability Period, subject to the satisfaction of the conditions set out in Clause 4 (Conditions) below, upon written request from the Company on at least ten (10) Business Days’ notice (with such notice to be provided no later than 11:00 a.m. (in London)), the Lenders shall make the Loans in US Dollars to the Borrower.

(b)

Except as may otherwise be agreed in writing between the Lenders, the amount of each Lender’s participation in the Loans will be equal to the proportion of the Loans set out opposite its name in Schedule 1 (The Lenders) of this Agreement.

(c)	The Borrower may borrow less than the amount set forth in Schedule 1 (The Lenders) at any time or from time to time but may only request up to two (2) Loans in total.

(d)	The Loans shall be transferred by each Lender to such account as the Borrower may designate in its written request for the Loan.

(e)	All commitments of the Lenders which, at that time, are unutilised shall be immediately cancelled at the end of the Availability Period.

(f)

Notwithstanding any other term of this Agreement, a Lender is only obliged to participate in the Loans to the extent that it would not result in the aggregate amount its participation in the Loans exceeding its commitment set out opposite its name in Schedule 1 (The Lenders) of this Agreement.

4	CONDITIONS

The Lenders will only be obliged to provide a Loan if on the date of the request for a Loan and on the proposed utilisation date of a Loan:

(a)

the Forward Closing (as defined in the Forward Purchase Agreement) has been completed in accordance with the Forward Purchase Agreement and, unless the Purchase Price (as defined in the Third Point Commitment Agreement) shall have been reduced to $0, the Closing (as defined in the Third Point Commitment Agreement) has been completed in accordance with the Third Point Commitment Agreement;

(b)	the Closing has been completed in accordance with the Merger Agreement;

(c)	the Borrower has delivered to the Lenders a copy of the Board Approval;

(d)	no Event of Default has occurred and is continuing or would result from a Loan;

(e)

the Borrower has delivered to the Lenders a certificate confirming that (pro forma for the incurrence of such Loan) no Event of Default under paragraphs (d) to (f) of Clause 9.1 has occurred and the Borrower does not expect (acting reasonably and in good faith) any such Event of Default occurring at any time during the period from (and including) the date of utilising of a Loan until (and including) the date falling six (6) months after the utilisation of that Loan;

(f)	if the purpose of a Loan is to finance the liquidity needs of the Group pursuant to paragraph (a)(ii) of Clause 5 (Purpose) below, the Group does not have Liquidity of €60,000,000 or more;

(g)

the Group does not have access to third party financing arrangements to finance the relevant purposes set out in Clause 5 (Purpose) (excluding, for the purposes of this paragraph (g), any third party financing arrangements where the all-in-yield exceeds 10% per annum); and

(h)	no Change of Control or a Sale (each term as defined in the Facilities Agreement) has occurred.

5	PURPOSE

The Borrower may only utilise a Loan if:

(a)	the purpose of a Loan is to either:

(i)	cure or avoid an actual or imminent breach of the financial covenant set out in Clause 26.2 (Financial condition) of the Facilities Agreement; or

(ii)	finance in good faith the actual liquidity needs of the Group;

(b)

the chief executive officer and chief finance officer of the Company has proposed utilising a Loan for such purposes to the board of directors of the Company (the Board) and certifies to the Board that a Loan is required for such purposes; and

(c)	a Loan is approved by the majority of the Board (excluding for such purpose any vote of any director of the Board that is a representative of the Lenders) for such purposes (the Board Approval).

6	INTEREST

6.1

A Loan shall bear interest at a rate of two point seventy five per cent. (2.75%) per annum (or such other minimum safe harbour rate as may be applicable from time to time at the start of each interest period based on the principal amount and currency of a Loan as published by the Swiss tax authorities, which shall be promptly notified by the Borrower to the Lenders).

6.2

Interest shall accrue from day to day upon (a) the aggregate principal amount of a Loan and (b) any accrued unpaid interest from time to time, and shall be calculated on the basis of a year of 360 days.

6.3

The first Interest Period shall be the period from the date on which a Loan is made by the Lenders to the Borrower to the date falling six (6) months after such date and any subsequent Interest Periods shall be the period commencing immediately after the end of the previous Interest Period and ending six (6) months thereafter.

6.4	Subject to Clause 6.5 below, the Borrower shall pay the accrued interest on the last date of each Interest Period (a Payment Date).

6.5

To the extent the Borrower elects not to pay the accrued interest on a Payment Date, it shall notify the Lenders at least five (5) Business Days prior to the relevant Payment Date (a PIK Election). If the Borrower makes a PIK Election, such interest shall be capitalised and be added to the outstanding principal amount of a Loan on such Payment Date and shall thereafter accrue interest in accordance with this Clause 6.

7	REPAYMENT AND PREPAYMENT

7.1	The Borrower will repay each Loan in full to the Lenders, together with any other sum then owed by it to the Lenders under this Agreement, on the Termination Date for that Loan.

7.2	The Borrower may prepay the whole or any part of a Loan if it gives the Lenders at least three (3) Business Days’ prior written notice.

7.3	The Borrower may not reborrow any part of a Loan which is prepaid or repaid.

8	INFORMATION RIGHTS

To the extent that a Lender ceases to be a shareholder of the Company, the Borrower shall procure that any information that is delivered to the lenders under the Facilities Agreement is also delivered to such Lender.

9	EVENTS OF DEFAULT

9.1	Each of the events or circumstances set out in this Clause 9.1 is an Event of Default:

(a)	the Borrower fails to pay any sum due under this Agreement when due;

(b)	the Borrower does not comply with any material provision of this Agreement (other than by failing to pay) and such failure to comply is not remedied within twenty (20) Business Days of the earlier of:

(i)	the Lenders notifying the Borrower of the failure to comply; or

(ii)	the Borrower becoming aware of the failure to comply;

(c)

the principal amount under any Financial Indebtedness under the Facilities Agreement is declared to be or otherwise becomes due and payable prior to its specified maturity as a result of the creditors under the Facilities Agreement exercising their acceleration rights (however described) under the Facilities Agreement (excluding placing amounts on demand but including making a demand on amounts placed on demand);

(d)	the Borrower or the Company:

(i)	is unable or admits in writing its inability to pay its debts as they fall due (in each case other than solely as a result of its balance sheet liabilities exceeding its balance sheet assets);

(ii)	suspends making payment on any of its debts; or

(iii)

by reason of actual or anticipated financial difficulties, commences negotiations with its financial creditors generally (excluding any negotiations with any Lender in its capacity as such) with a view to rescheduling any of its Financial Indebtedness with its financial creditors generally;

(e)	a moratorium is declared in respect of any indebtedness of the Borrower or the Company; or

(f)	any formal corporate action, filing or legal proceeding is taken in relation to:

(i)	the suspension of payments, a moratorium of any indebtedness, winding-up, formal restructuring proceedings, dissolution, bankruptcy, administration of the Borrower or the Company;

(ii)

a composition, compromise, assignment or arrangement with any class of creditors generally (other than with any Lender) of the Borrower or the Company in connection with or as a result of any financial difficulty on the part of the Borrower or the Company;

(iii)

the appointment of a liquidator, receiver, administrative receiver, administrator, reconstructor, compulsory manager or other similar officer in respect of, or all or any part of the business or assets of the Borrower or the Company; or

(iv)	the enforcement of any security securing Financial Indebtedness over any assets of the Borrower or the Company,

or any analogous procedure or step is taken in any jurisdiction.

9.2	At any time after an Event of Default has occurred and is continuing, the Majority Lenders may by written notice to the Borrower:

(a)	cancel the commitments of the Lenders under this Agreement whereupon they shall immediately be cancelled; and/or

(b)

declare that all or part of the Loans, together with accrued interest, and all other amounts accrued or outstanding under this Agreement be immediately due and payable, whereupon they shall become immediately due and payable.

9.3	An Event of Default may be waived only by the written agreement of the Majority Lenders.

10	PAYMENTS

The Borrower shall make all payments hereunder in US Dollars (unless otherwise agreed by the Parties) and without set off or counterclaim and free and clear of and without deductions of or withholding of any taxes or any other fees whatsoever present or future, except as may be required by law.

11	ASSIGNMENT

11.1	The Borrower may not assign, novate, dispose or otherwise transfer any of its rights and/or obligations under this Agreement.

11.2	Each Lender may only assign, novate, dispose or otherwise transfer all of its rights and/or obligations under this Agreement to:

(a)	its Affiliate, another Lender or an Affiliate of a Lender;

(b)

to a bank or financial institution or to any trust, fund or other entity, in each case, which is regularly engaged in or established for the purpose of making, purchasing or investing in or securitising loans, securities or other financial assets; and

(c)	a Financial Investor,

provided that no assignment, novation, disposal or other transfer by a Lender shall be made if as a result any Swiss Non-Bank Rules (as defined in the Facilities Agreement) would be breached.

11.3

If a Lender assigns, novates, disposes or otherwise transfers all of its rights and/or obligations under this Agreement pursuant to Clause 11.2 above, the Parties agree to enter into a novation, assignment or transfer agreement in a form agreed between the Parties (each acting reasonably) to effect such assignment, novation, disposal or transfer.

11.4

Notwithstanding Clause 11.2 above, each Lender may assign by way of security to the Security Agent (as defined in the Facilities Agreement) or any of its lenders, any and all of its rights under this Agreement, provided that no security shall be granted if as a result any Swiss Non-Bank Rules (as defined in the Facilities Agreement) would be breached.

12	AMENDMENTS

Any term of this Agreement may be amended or waived only with the consent of the Majority Lenders and the Borrower.

13	EXERCISE OF RIGHTS

No failure to exercise or delay in exercising on the part of the Lenders, any right, remedy or power hereunder shall operate as a waiver nor shall any single or partial exercise preclude further or other exercise of any right, remedy or power, whether the same or any other right, remedy or power.

14	SEVERAL OBLIGATIONS

The obligations of the Lenders under this Agreement are several. No Lender is responsible for the obligations under this Agreement of any other Lender.

15	NOTICES

All notices and other communications hereunder shall take effect on receipt and be by letter or facsimile transmission. Such notices shall be sent to the relevant party at such address or fax number as it may notify to the other party from time to time in writing.

16	CERTIFICATE

A certificate from the Lenders as to the amount at any time due from the Borrower to the Lenders under a Loan shall, in the absence of manifest error, be conclusive.

17	COUNTERPARTS

This Agreement may be executed in any number of copies which taken together shall constitute the same Agreement.

18	GOVERNING LAW

(a)	This Agreement and any non-contractual obligations arising out of or in connection with it are governed by English law.

(b)

The courts of England have exclusive jurisdiction to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement) (a Dispute). The Parties agree that the courts of England are the most appropriate and convenient courts to settle Disputes and accordingly no Party will argue to the contrary.

(c)

This Clause 18 is for the benefit of the Lenders only. As a result, no Lender shall be prevented from taking proceedings relating to a Dispute in any other courts with jurisdiction. To the extent allowed by law, the Lenders may take concurrent proceedings in any number of jurisdictions.

(d)

Without prejudice to any other mode of service allowed under any relevant law, the Borrower irrevocably appoints Global Blue Service Company UK Limited of 7th Floor, 52 Grosvenor Gardens, London, England, SW1W 0AU (Attention: Jeremy Henderson-Ross / Derrick Hardman) as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement and agrees that failure by a process agent to notify the Borrower of the process will not invalidate the proceedings concerned.

(e)

If any person appointed as a process agent is unable for any reason to act as process agent, the Borrower must promptly (and in any event within twenty (20) Business Days of such event taking place) appoint another agent on terms acceptable to the Lenders (acting reasonably and in good faith).

(f)

The Borrower may irrevocably appoint another person as its agent for service of process in relation to any proceedings before the English courts in connection with this Agreement subject to notifying the Lenders accordingly. In the case of any replacement of an existing agent for service of process, following the new process agent’s appointment and notification to the Lenders of such new appointment, the existing process agent may resign.

THIS AGREEMENT HAS BEEN ENTERED INTO ON THE DATE STATED AT THE BEGINNING OF THIS AGREEMENT.

SCHEDULE 1

THE LENDERS

Name of Lender	Commitment ($)	Proportion (%)
SL GLOBETROTTER, L.P.	53,093,227.00	70.7910
GLOBAL BLUE HOLDING L.P.	21,906,773.00	29.2090
Total	75,000,000.00	100

SIGNATORIES

SL GLOBETROTTER, L.P.,
as Lender

By: SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

GLOBAL BLUE HOLDING L.P.,
as Lender

By: SL Globetrotter GP, Ltd., its general partner

By:
Name:
Title:

[●],[2]
as the Borrower

By:
Name:
Title:

[2]	The Borrower shall be the Company or with the prior written consent of the Lenders, a Subsidiary of the Company.